UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 8, 2019 (April 2, 2019)

i3 Verticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38532	82-4052852
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Burton Hills Blvd., Suite 415 Nashville, TN		37215
(Address of principal executive offices)		(Zip Code)
(615) 465-4487
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company.  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.
On April 3, 2019, i3 Verticals, Inc., a Delaware corporation (the “Company”), through i3 Verticals, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“i3 LLC”), and i3-Bearcat, LLC, a Delaware limited liability company and wholly owned subsidiary of i3 LLC (the “Buyer”), completed its acquisition of Northeast Texas Data, LLC, a Texas limited liability company (“NET Data”) and Graves Humphries Stahl, LLC, a Texas limited liability company (“GHS” and, together with NET Data, the “Public Sector Targets”), pursuant to the terms of a Membership Interest Purchase Agreement (the “Purchase Agreement”), dated April 3, 2019, by and among i3 LLC, Buyer, NTD Holdings, Inc., a Texas corporation (“NTD Holdings”), GH Holdco, Inc., a Texas corporation (“GH Holdco”, and together with NTD Holdings, the “Sellers”), and David Graves and Tory Humphries, as owners of the Sellers. The Public Sector Targets are engaged in the business of developing, enabling, supporting, marketing, distributing and selling software products and services to small and midsize county governments and city court systems.

Pursuant to the terms of the Purchase Agreement, the Buyer acquired all of the issued and outstanding equity interests of the Public Sector Targets (the “Acquisition”) in exchange for approximately $24 million in cash, subject to certain pre- and post-closing net working capital adjustments (the “Acquisition Consideration”). In addition to the Acquisition Consideration, the Sellers are eligible to receive, subject to the satisfaction of certain conditions set forth in the Purchase Agreement related to the performance of the Public Sector Targets in the following 12 months, additional consideration of $1 million. The Purchase Agreement contains customary representations, warranties, covenants and indemnities by the parties to such agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed herewith as Exhibit 2.1 and incorporated herein by reference in this Item 1.01. The Purchase Agreement has been included as an exhibit hereto solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about the Company, i3 LLC, NTD Holdings, GH Holdco or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement are made only for purposes of the Purchase Agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Purchase Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as fact; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, i3 LLC, NTD Holdings, GH Holdco, the Public Sector Targets or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 2.01	Completion of Acquisition or Disposition of Assets.
See Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 2, 2019, the Board of Directors (the “Board”) of the Company, upon the recommendation of the Compensation Committee of the Board, approved an increase in the annual base salary for Greg Daily, the Company’s Chief Executive Officer, to $300,000 per year, effective April 1, 2019. Previously, Mr. Daily received only a nominal salary that was equivalent to the employee cost of his health insurance premiums (approximately $12,000 per year).

Item 7.01	Regulation FD Disclosure.
On April 8, 2019, the Company issued a press release announcing the execution of the Purchase Agreement and the completion of the Acquisition. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The Company intends to file the financial statements required by Item 9.01(a), in accordance with Rule 3-05 of Regulation S-X, by amendment to this Current Report on Form 8-K no later than 71 calendar days following the date that this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information

The Company intends to file the pro forma financial information required by Item 9.01(b) by amendment to this Current Report on Form 8-K no later than 71 calendar days following the date that this Current Report on Form 8-K is required to be filed.

(d)  Exhibits.

Exhibit No.	Description
2.1*	Membership Interest Purchase Agreement, dated April 3, 2019, by and among, i3 Verticals, LLC, i3-Bearcat, LLC, NTD Holdings, Inc., GH Holdco, Inc. and David Graves and Tory Humphries.
99.1	Press Release dated April 8, 2019

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. i3 Verticals, Inc. hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 8, 2019

i3 VERTICALS, INC.

By:	/s/ Clay Whitson
Name:	Clay Whitson
Title:	Chief Financial Officer